Exhibit 99.1
OPERATING AGREEMENT
OF
LiveWorld-WPP, L.L.C.
A DELAWARE LIMITED LIABILITY COMPANY
July 7, 2006
NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED THIS OPERATING AGREEMENT OR THE LIMITED LIABILITY COMPANY MEMBERSHIP INTERESTS (“INTERESTS”) PROVIDED FOR HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE COMPANY IS UNDER NO OBLIGATION TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT IN THE FUTURE.
AN INTEREST MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ADDITIONAL RESTRICTIONS ON THE TRANSFER OF INTERESTS ARE CONTAINED IN SECTION 7 OF THIS AGREEMENT. BASED UPON THE FOREGOING, EACH ACQUIROR OF AN INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF INVESTMENT THEREIN FOR AN INDEFINITE PERIOD OF TIME.

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TABLE OF CONTENTS
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     THIS OPERATING AGREEMENT of LiveWorld-WPP, L.L.C., a Delaware limited liability company, is entered into as of July 7, 2006.

SECTION 1
DEFINITIONS

     1.1 Specific Definitions. As used in this Agreement:
     Act shall mean the Delaware Limited Liability Company Act, Title 6, Delaware Code Ann., Section 18-101 et seq., as amended.
     Additional Member shall mean any Person, other than a Substitute Member, admitted to the Company as a Member after the date first above written.
     Affiliate shall mean, with respect to any Person, any other Person with regard to which the Person is controlling, controlled or commonly controlled. For purposes of the preceding sentence, “control” shall mean the power to direct the principal business management and activities of a Person, whether through ownership of voting securities, by agreement, or otherwise.
     Agreement shall mean this Operating Agreement of LiveWorld-WPP, L.L.C., a Delaware limited liability company, including all schedules, appendices, and exhibits hereto, as amended in accordance with the terms hereof.
     Allocation Percentage shall mean, for each Member, as of the date of determination, the percentage specified for such Member on Schedule A (as adjusted pursuant to this Agreement).
     Assignee shall mean a Person that has acquired all or any portion of an Interest (including by means of a Transfer permitted under Section 7), but that has not been admitted as a Member.
     Bank shall mean the Bank of America National Trust & Savings Assn., San Francisco, California main branch (or any successor entity thereto).
     Bankruptcy shall mean, with respect to a Member: (i) an assignment of all or substantially all of the assets of such Member for the benefit of its creditors generally; (ii) the commencement of any bankruptcy or insolvency case or proceeding against such Member which shall continue and remain unstayed and in effect for a period of sixty (60) consecutive days; (iii) the filing by such Member of a petition, answer or consent seeking relief under any bankruptcy, insolvency or similar law; or (iv) the occurrence of any other event that is deemed to constitute bankruptcy for purposes of the Act.
     Beneficial Owner shall mean, with respect to a Member, any Person that holds an equity interest in such Member, either directly or indirectly through a nominee or agent or through one or more intervening entities qualifying as partnerships, grantor trusts or S corporations, in each case as determined for Federal income tax purposes.

     Business shall mean the actions, operations and activities associated with (directly or indirectly, through employees, agents or independent contractors) the marketing and sale of LiveWorld products and services (“LiveWorld Services”) to WPP and its affiliates in conjunction therewith to the clients of WPP and its affiliates.
     Capital Account shall mean, for each Member, a separate account that is:
     (a) Increased by: (i) the amount of such Member’s Capital Contribution and (ii) allocations of Profit to such Member pursuant to Section 4;
     (b) Decreased by: (i) the amount of cash distributed to such Member by the Company, (ii) the Fair Market Value of any other property distributed to such Member by the Company (determined as of the time of distribution, without regard to Section 7701(g) of the Code, and net of liabilities secured by such property that the Member assumes or to which the Member’s ownership of the property is subject) and (iii) allocations of Loss to such Member pursuant to Section 4;
     (c) Revalued in connection with any event described in Treasury Regulation Section 1.704-1(b)(2)(iv)(f); and
     (d) Otherwise adjusted so as to conform to the requirements of Sections 704(b) and (c) of the Code and the Treasury Regulations issued thereunder.
     Capital Commitment shall have the meaning set forth in Section 3.1(a).
     Capital Contribution shall mean, for any Member, the sum of the net amount of cash and the Fair Market Value of any other property (determined as of the time of contribution, without regard to Section 7701(g) of the Code, and net of liabilities secured by such property that the Company assumes or to which the Company’s ownership of the property is subject) contributed by such Member to the capital of the Company. The term “capital contribution” (where not capitalized) shall mean any contribution to the capital of the Company valued in accordance with the rules set forth in the preceding sentence. For purposes of this Agreement, each capital contribution shall be deemed to have been made at the later of: (i) the Close of Business on the due date of such capital contribution as determined in accordance with this Agreement; or (ii) the Close of Business on the date on which such capital contribution is actually received by the Company.
     Chairperson shall be the managing member designated as “chairperson” on Schedule A, initially the LiveWorld designate.
     Close of Business shall mean 5:00 p.m., local time, in San Francisco, California.
     Code shall mean the United States Internal Revenue Code of 1986, as amended.
     Company shall mean LiveWorld-WPP, L.L.C., a Delaware limited liability company.
     Defaulting Member shall have the meaning set forth in Section 3.4.
     Derivative Company Interest shall mean any actual, notional or constructive interest in, or right in respect of, the Company (other than a Member’s total interest in the capital, profits and management of the Company) that, under Treasury Regulation Section 1.7704-1(a)(2), is treated as an interest in the Company for purposes of Section 7704 of the Code. Pursuant to the foregoing, “Derivative Company Interest” shall include any financial instrument that is treated as debt for Federal income tax purposes and (i) is convertible into or exchangeable for an interest in the capital or profits of the Company or (ii) provides for one or more payments of equivalent value.
     Dissolution shall mean, with respect to a legal entity other than a natural person, that such entity has “dissolved” within the meaning of the partnership, corporation, limited liability company, trust or other statute under which such entity was organized.
     Fiscal Year shall mean the period from January 1 through December 31 of each year (unless otherwise required by law).
     GAAP shall mean United States generally accepted accounting principles, consistently applied.
     Indemnified Person shall mean each Managing Member and each equityholder, member, director, officer, employee, or agent of a Managing Member. In addition, “Indemnified Person” shall mean any Non-Managing Member, employee or agent of the Company to the extent determined by the Managing Members in their reasonable discretion. A Person that has ceased to hold a position that previously qualified such Person as an Indemnified Person shall be deemed to continue as an Indemnified Person with regard to all matters arising or attributable to the period during which such Person held such position.
     Interest shall mean, for each Member, such Member’s rights, duties and interest in respect of the Company in such Member’s capacity as such (as distinguished from any other capacity such as employee, debtor or creditor) and shall include such Member’s right, if any, to vote on Company matters, bind the Company vis-á-vis third parties, or receive distributions as well as such Member’s obligation, if any, to provide services, make capital contributions or take any other action. In the case of an Interest held by an Assignee, such Interest shall be limited in the manner set forth in Section 7.4.
     Liquidating Member shall mean the Managing Member identified as such, from time to time, by the Managing Members. The Liquidating Member initially shall be LiveWorld.
     Majority-In-Interest of the Members, Managing Members or Non-Managing Members shall mean a group of Members, Managing Members or Non-Managing Members whose aggregate Allocation Percentages at the time of determination exceed fifty (50) percent of the total Allocation Percentages of all the Members, Managing Members or Non-Managing Members, as applicable, at such time.
     Managing Member shall mean each Person listed on Schedule A as such, for so long as such Person does not become a Withdrawn Member. Except where the context otherwise requires, or as provided in Section 6.1(b), a reference in this Agreement to “the Managing Members” shall mean all of the Managing Members (taken together or acting unanimously, as appropriate).
     Material Misconduct shall mean, with respect to an Indemnified Person, gross negligence, willful and material breach of this Agreement, fraud, or the commission of a felony (except in the case of a felony where the Indemnified Person reasonably believed that no such felony would occur in consequence of such Indemnified Person’s action or inaction, as the case may be). For purposes of the preceding sentence: (i) an Indemnified Person shall be deemed to have acted in good faith and without negligence with regard to any action or inaction that is taken in accordance with the advice or opinion of an attorney, accountant or other expert advisor so long as such advisor was selected with reasonable care and the Indemnified Person made a good faith effort to inform such advisor of all the facts pertinent to such advice or opinion; and (ii) an Indemnified Person’s reliance upon the truth and accuracy of any written statement, representation or warranty of a Member shall be deemed to have been reasonable and in good faith absent such Indemnified Person’s actual knowledge that such statement, representation or warranty was not, in fact, true and accurate.
     Member shall mean any Person (i) listed on Schedule A as a Member or (ii) admitted to the Company pursuant to the terms of this Agreement as an Additional Member or a Substitute Member, but in each case only if such Person has not become a Withdrawn Member. A Member shall not cease to be a Member or lose its non-economic rights in respect of the Company solely by virtue of having transferred to one or more Persons its entire economic interest in the Company. Except where the context requires otherwise, a reference in this Agreement to “the Members” shall mean all of the Members (taken together or acting unanimously, as appropriate).
     Member Nonrecourse Deduction shall mean an item of loss, expense or deduction attributable to a nonrecourse liability of the Company for which a Member bears the economic risk of loss within the meaning of Treasury Regulation Section 1.704-2(i).
     Minimum Gain of the Company shall, as provided in Treasury Regulation Section 1.704-2, mean the total amount of gain the Company would realize for Federal income tax purposes if it disposed of all assets subject to nonrecourse liability for no consideration other than full satisfaction thereof.
     Non-Managing Member shall mean any Member other than a Managing Member. Except where the context requires otherwise, a reference in this Agreement to “the Non-Managing Members” shall mean all of the Non-Managing Members (taken together or acting unanimously, as appropriate).
     Nonrecourse Deduction shall mean an item of loss, expense or deduction (other than a Member Nonrecourse Deduction) attributable to a nonrecourse liability of the Company within the meaning of Treasury Regulation Section 1.704-2(b).
     Permanent Incapacity shall mean, with respect to an individual, that such individual suffers a mental or physical disability which, as of the time of determination, renders such individual incapable of performing such individual’s duties under this Agreement and is substantially certain to continue to render such individual incapable of performing such duties for a continuous period of at least six months following the date of determination.
     Person shall mean an individual, partnership, corporation, limited liability company, unincorporated organization, trust, joint venture, governmental agency, or other entity, whether domestic or foreign.
     Principal Office shall have the meaning set forth in Section 2.4.
     Profits and Losses shall mean, for any period, the Company’s items of income and gain (including items not subject to Federal income tax) as well as items of loss, expense and deduction (including items not deductible, depreciable, amortizable or otherwise excludable from income for Federal income tax purposes), respectively, as determined under Federal income tax principles; provided, however, that Profits and Losses attributable to assets with a book value that differs from tax basis (as determined under Federal income tax rules) shall be determined with regard to such book value in the manner required under Treasury Regulation Section 1.704-1 (b).

     Securities Act shall mean the United States Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
     Senior Executive Officer shall have the meaning set forth in Section 6.1(c).
     State shall mean any constituent state of the United States, as well as the District of Columbia.
     Substitute Member shall mean a transferee of all or a portion of a Member’s Interest that becomes a Member and succeeds, to the extent of the Interest transferred, to the rights and powers and becomes subject to the restrictions and liabilities of the transferor Member.
     Tax Matters Partner shall mean the Managing Member identified as such, from time to time, by the Managing Members. The Tax Matters Partner initially shall be LiveWorld.
     Tax Percentage shall have the meaning set forth in Section 5.1(a)(ii).
     Term shall have the meaning set forth in Section 2.2. Where not capitalized, “term” shall mean the entire period of the Company’s existence, including any period of winding-up and liquidation following the Dissolution of the Company pursuant to Section 8.1.
     Termination shall mean, with respect to a legal entity other than a natural person, that such entity has dissolved, completed its process of winding-up and liquidation, and otherwise ceased to exist.
     Transfer shall mean any sale, exchange, transfer, gift, encumbrance, assignment, pledge, mortgage, hypothecation or other disposition, whether voluntary or involuntary.
     Treasury Regulation shall mean a regulation issued by the United States Treasury Department and relating to a matter arising under the Code.
     Two-Thirds-Interest of the Members, Managing Members or Non-Managing Members shall mean a group of Members, Managing Members or Non-Managing Members whose aggregate Allocation Percentages at the time of determination equal or exceed two-thirds of the total Allocation Percentages of all the Members, Managing Members or Non-Managing Members, as applicable, at such time.
     United States shall mean the United States of America.
     Updated Capital Account shall mean, with respect to a Member, such Member’s Capital Account determined as if, immediately prior to the time of determination, all of the Company’s assets had been sold for Fair Market Value and any previously unallocated Profits or Losses had been allocated pursuant to Section 4.
     Withdrawal Event shall have the meaning set forth in Section 7.3. Withdrawn Member shall have the meaning set forth in Section 7.3.
     1.2 General Usage. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary: (i) each reference in this Agreement to a designated “Section,” “Schedule,” “Exhibit,” or “Appendix” is to the corresponding Section, Schedule, Exhibit, or Appendix of or to this Agreement; (ii) instances of gender or entity-specific usage (e.g., “his” “her” “its” “person” or “individual”) shall not be interpreted to preclude the application of any provision of this Agreement to any individual or entity; (iii) the word “or” shall not be applied in its exclusive sense; (iv) “including” shall mean “including, without limitation”; (v) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (vi) references to “$” or “dollars” shall mean the lawful currency of the United States; (vii) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States (and not to any State or locality thereof); (viii) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States; (ix) references to “days” shall mean calendar days; references to “business days” shall mean all days other than Saturdays, Sundays and days that are legal holidays in the State of California; (x) references to months or years shall be to the actual calendar months or years at issue (taking into account the actual number of days in any such month or year); (xi) days, business days and times of day shall be determined by reference to local time in San Francisco, California; and (xii) the English language version of this Agreement shall govern all questions of interpretation relating to this Agreement, notwithstanding that this Agreement may have been translated into, and executed in, other languages.

SECTION 2
FORMATION

     2.1 Formation and Name.
          (a) The Members hereby enter into and form the Company as a limited liability company in accordance with the Act.
          (b) The name of the Company shall be “LiveWorld-WPP, L.L.C.”
     2.2 Term. The “Term” of the Company shall commence on the date first above written and shall continue until the Company is legally Dissolved pursuant to this Agreement. Except as specifically provided in Section 8.1, the Company shall not be dissolved prior to the end of its Term.
     2.3 Purpose and Scope.
          (a) Within the meaning and for purposes of the Act, the purpose and scope of the Company shall include any lawful action or activity permitted to a limited liability company under the Act.
          (b) Solely for purposes of determining the rights and obligations of each Member vis-a-vis the other Members and the Company under this Agreement, and without any consequence for the binding nature of an action taken on behalf of the Company by any Member, the purpose and scope of the Company shall be limited to conducting and engaging in the Business, and engaging in such other lawful actions and activities as are reasonably determined by the Managing Members to be necessary or advisable in furtherance thereof.

     2.4 Principal Office. The Company shall have a single “Principal Office” which shall at all times be located within the United States. The Principal Office initially shall be located at 170 Knowles Ave, Suite 211 Los Gatos CA, 95032 and may thereafter be changed from time to time by the Managing Members upon notice to the Members.
     2.5 Delaware Office and Agent. The Company shall maintain a Delaware registered office and agent for service of process as required by the Act. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Managing Members shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.
     2.6 Admission of Members and Additional Members.
          (a) Each Person that has executed this Agreement and whose name is listed on Schedule A is hereby admitted as a Managing Member or a Non-Managing Member, as indicated on such Schedule.
          (b) Additional Members may be admitted as Managing Members or Non-Managing Members, from time to time, at the discretion of the Managing Members. The Capital Commitment (as well as the timing of required capital contributions in respect thereof) and Allocation Percentage of each Additional Member shall be determined by the Managing Members and set forth on Schedule A. The Allocation Percentage of each Additional Member shall dilute the Allocation Percentages of the previously admitted Members in proportion to their respective Allocation Percentages as in effect immediately to such dilution.
          (c) A Person shall not be admitted as an Additional Member prior to the execution by such Person of this Agreement (including Schedule A, as updated to reflect such Person’s Interest).
          (d) Notwithstanding the foregoing provisions of this Section 2.6, the provisions of Section 7 shall apply with regard to the admission of Substitute Members.
     2.7 Names and Contact Information of the Members. Set forth below the name of each Member on Schedule A shall be appropriate contact information for such Member (including such Member’s mailing address, telephone number, and facsimile number as well as, in the case of a Member that is an entity, the name or title of an individual to whom notices and other correspondence should be directed). Each Member shall promptly provide the Company with the information required to be set forth for such Member on Schedule A and shall thereafter promptly notify the Company of any change to such information.
     2.8 Additional Documents.
          (a) The Managing Members shall cause to be executed, filed, recorded, published, or amended any documents, as the Managing Members in their reasonable discretion determine to be necessary or advisable, (x) in connection with the formation, operation, Dissolution, winding-up, or Termination of the Company pursuant to applicable law or (y) to otherwise give effect to the terms of this Agreement. The terms and provisions of each document described in the preceding sentence shall be initially established and shall be amended as necessary to cause such terms and provisions to be consistent with the terms and provisions of this Agreement.

          (b) Each Non-Managing Member hereby grants to each Managing Member a special power of attorney (with full rights of assignment) irrevocably appointing such Managing Member as the granting Non-Managing Member’s attorney-in-fact with power and authority to execute or acknowledge, in the granting Non-Managing Member’s name and on its behalf, any document described in Section 2.8(a). Each special power of attorney granted under this Section 2.8(b) is coupled with an interest and shall not be revoked by the bankruptcy, death, disability or other event of legal incapacity of the granting Non-Managing Member.
     2.9 Title to Property. Title to all Company property shall be held in the name of the Company; provided, however, that publicly traded securities may be held in “street name” or through a similar arrangement with a reputable financial institution.

SECTION 3
CAPITALIZATION

     3.1 Capital Commitments.
          (a) Initial Capital Commitments. Each Member hereby agrees to make a Capital Commitment equal to the amount set forth as such Member’s Capital Commitment on Schedule A promptly upon the later of (i) such Member’s execution of this Agreement or (ii) the selection and appointment of the Senior Executive Officer. Except as specifically provided in this Agreement, the “Capital Commitment” of a Member: (i) shall represent the maximum aggregate amount of cash and property that such Member shall be required to contribute to the capital of the Company; and (ii) shall not be changed during the term of the Company.
          (b) Increased Capital Commitments. The Capital Commitments of the Members may be increased (in proportion to the Members’ respective Allocation Percentages) at such times and in such amounts as shall be unanimously determined by the Managing Members based upon their good faith determination that any such increase is necessary or advisable for the proper and effective functioning of the Company. The Members shall be promptly notified of any increase to their Capital Commitments pursuant to this Section 3.1 (b). The Managing Members may decline to increase the Capital Commitments of the Members pursuant to this Section 3.1(b) in the Managing Members’ sole and absolute discretion.
     3.2 Capital Contributions. Except to the extent set forth on Schedule A or provided in Section 3.8, all capital contributions shall be in cash. The obligation of a Member to satisfy its Capital Commitment shall be without interest (other than in the case of default as provided in Section 3.4). Capital Contributions otherwise required to be made by a Member under Section 3.2(b) shall be due and payable, upon not less than ten (10) days notice, only at such times and in such amounts as shall be specified in one or more capital calls issued by the Managing Members. The Managing Members may decline to issue a capital call in their sole and absolute discretion.

          (a) Capital Contributions in Respect of Initial Capital Commitments. Each Member shall make a cash capital contribution equal to its initial Capital Commitment when and as set forth in Section 3.1(a).
          (b) Capital Contributions in Respect of Increased Capital Commitments. The Members shall make capital contributions in respect of, and in proportion to, any increase in their Capital Commitments pursuant to Section 3.1(b) at such times and in such amounts as shall be determined by the Managing Members in their reasonable discretion.
     3.3 Limitation on Capital Contributions. Except as specifically provided in this Section 3 or Section 4.5(c), no Person shall be permitted or required to make a contribution to the capital of the Company.
     3.4 Penalties for Failure to Make Required Contributions. In the event that a Member fails to timely make a capital contribution as required pursuant to this Agreement (a “Defaulting Member”), such Member shall be subject to any and all penalties and remedies available at law or equity, as selected by the Managing Members. Without limitation on the preceding sentence, the Managing Members may require that a Defaulting Member withdraw from its status as a Member or forfeit up to one-half of its Allocation Percentage.
     3.5 Withdrawal and Return of Capital. No Member may withdraw any portion of its Capital Contribution or Capital Account balance. Except as provided in Sections 5 and 8, no Member shall be entitled to the return of such Member’s Capital Contribution, a distribution in respect of such Member’s Capital Account balance, or any other distribution in respect of such Member’s Interest.
     3.6 Loans to the Company. No Member shall be required to lend any money to the Company or to guaranty any Company indebtedness.
     3.7 Interest on Capital. No Member shall be entitled to interest on such Member’s Capital Contribution, Capital Account balance, or share of unallocated Profits.
     3.8 Limitation of Liability; Return of Certain Distributions.
          (a) Except as otherwise required by applicable law, a Member shall have no personal liability for the debts and obligations of the Company.
          (b) A Member that receives a distribution (i) in violation of this Agreement or (ii) that is required to be returned to the Company under applicable law shall return such distribution within thirty (30) days after demand therefor by any Member. A Defaulting Member shall return within thirty (30) days after demand therefor by any Managing Member any distribution the return of which is necessary or convenient to give effect to the provisions of Section 3.4. The Company may elect to withhold from any distributions otherwise payable to a Member amounts due to the Company from such Member.
          (c) Nothing in this Section 3.8 shall be applied to release any Member from (i) its obligation to make capital contributions or other payments specifically required under this Agreement or (ii) its obligations pursuant to any relationship between the Company and such Member acting in a capacity other than as a Member (including, for example, as a borrower or independent contractor).

     3.9 Contributed Property. With respect to any property contributed by a Member to the Company, such Member shall provide to the Company any information reasonably requested by the Company for purposes of determining the Company’s tax basis in such property.

SECTION 4
PROFITS AND LOSSES

     4.1 Allocations of Company Profits and Losses.
          (a) General. Except as otherwise provided in this Section 4, the items of Company Profit and Loss for each fiscal quarter (or shorter period selected by the Managing Members) shall be allocated among the Members in proportion to their respective Allocation Percentages.
          (b) Allocation Adjustments Required to Comply With Section 704(b) of the Code.
               (i) Limitation on Allocation of Losses. There shall be no allocation of Losses to any Member to the extent that such allocation would create a negative balance in the Member’s Capital Account (or increase the amount by which the Member’s Capital Account balance is negative) unless such allocation would be treated as valid under Section 704(b) of the Code. Any Losses that, pursuant to the preceding sentence, cannot be allocated to a Member shall be reallocated to the other Members (but only to the extent that such other Members can be allocated Losses without violating the requirements of the preceding sentence) in proportion to their respective Allocation Percentages.
               (ii) Qualified Income Offset. If in any Fiscal Year a Member receives (or is reasonably expected to receive) a distribution, or an allocation or adjustment to the Member’s Capital Account, that creates a negative balance in such Account (or increases the amount by which the balance in such Account is negative), there shall be allocated to the Member such items of Company income or gain as are necessary to satisfy the requirements of a “qualified income offset” within the meaning of Treasury Regulation Section 1.704-1 (b).
               (iii) Member Nonrecourse Deductions. In accordance with the provisions of Treasury Regulation Section 1.704-2(i), each item of Member Nonrecourse Deduction shall be allocated among the Members in proportion to the economic risk of loss that the Members bear with respect to the nonrecourse liability of the Company to which such item of Member Nonrecourse Deduction is attributable.
               (iv) Minimum Gain Chargeback. This Section 4.1(b)(iv) hereby incorporates by reference the “minimum gain chargeback” provisions of Treasury Regulation Section 1.704-2. In general, upon a reduction of the Company’s Minimum Gain, the preceding sentence shall require that items of income and gain be allocated among the Members in a manner that reverses prior allocations of Nonrecourse and Member Nonrecourse Deductions as well as reductions in the Members’ Capital Account balances resulting from distributions that, notwithstanding Section 4.2, are allocable to increases in the Company’s Minimum Gain. Subject to the provisions of Section 704 of the Code and the Treasury Regulations thereunder, if the Managing Members determine at any time that operation of such “minimum gain chargeback” provisions likely will not achieve such a reversal by the conclusion of the liquidation of the Company, such Members shall adjust the allocation provisions of this Section 4.1 as necessary to accomplish that result.
               (v) Allocations Subsequent to Certain Allocation Adjustments. Any special allocations of items of Profit or Loss pursuant to Section 4.1(b)(i) or 4.1(b)(ii) shall be taken into account in computing subsequent allocations pursuant to Section 4.1(a) so that, for each Member, the net amount of any such special allocations and all allocations pursuant to Section 4.1(a) shall, to the extent possible and taking into account any adjustments previously made pursuant to Section 4.1(g), be equal to the net amount that would have been allocated to such Member pursuant to the provisions of Section 4.1(a) without application of Section 4.1(b)(i) or 4.1(b)(ii).
          (c) Book — Tax Accounting Disparities. If Company property is reflected in the Capital Accounts of the Members at a value that differs from the adjusted tax basis of such property (whether because such property was contributed to the Company by a Member or because of a revaluation of the Members’ Capital Accounts under Treasury Regulation Section 1.704-1(b)), allocations of depreciation, amortization, income, gain or loss with respect to such property shall be made among the Members in a manner which takes such difference into account in accordance with Code Section 704(c) and the Treasury Regulations issued thereunder.
          (d) Allocations in Event of Transfer. If an Interest is transferred in accordance with this Agreement, allocations of Profits and Losses as between the transferor and transferee shall be made using any method selected by the Managing Members and permitted under Section 706 of the Code.
          (e) Adjustment to Capital Accounts for Distributions of Property. If property distributed in kind is reflected in the Capital Accounts of the Members at a book value that differs from the Fair Market Value of such property at the time of distribution, the difference shall be treated as Profit or Loss on the sale of the property and shall be allocated among the Members in accordance with the provisions of this Section 4.1.
          (f) Tax Credits and Similar Items. Any tax credits or similar items not allocable pursuant to Section 4.1(a) through 4.1(e) shall be allocated to the Members in proportion to their respective Allocation Percentages. Notwithstanding the preceding sentence, if Company expenditures that give rise to tax credits also give rise to Member Nonrecourse Deductions, the tax credits attributable to such expenditures shall be allocated in accordance with Treasury Regulation Section 1.704-l(b)(4)(ii).
          (g) Reallocation of Certain Losses. To the extent that: (i) Losses which otherwise would have been allocated to a Member under this Section 4.1 were allocated to one or more other Members pursuant to Section 4.1(b)(i) or any other provision of this Agreement that prohibits the allocation to a Member of Losses which would reduce such Member’s Capital Account (or Updated Capital Account) balance below a specified amount; (ii) such allocation has not been reversed pursuant to the subsequent operation of Section 4.1(b)(v) or this Section 4.1(g); and (iii) the Member thereafter returns a distributed amount as required under Section 3.8 or otherwise makes a contribution to the capital of the Company, the Capital Accounts of the Members shall be adjusted in connection with such return or contribution (to the extent of the value thereof) to effect a reallocation, in reverse order, of such Losses to the Member.
     4.2 Nonallocation of Distributions to Increases in Minimum Gain. To the extent permitted under Treasury Regulation Section 1.704-2(h), distributions to Members shall not be allocable to increases in the Company’s Minimum Gain. In general, and except as provided in such Treasury Regulation, the preceding sentence is intended to ensure that reductions in a Member’s Capital Account balance resulting from distributions of money or other property to that Member are not reversed by the minimum gain chargeback provisions of Section 4.1(b)(iv).
     4.3 Allocation of Liabilities. Solely for purposes of determining the Members’ respective shares of the nonrecourse liabilities of the Company within the meaning of Treasury Regulation Section 1.752-3(a)(3), each Member’s interest in Company Profits shall be equal to the ratio that such Member’s Allocation Percentage bears to the aggregate Allocation Percentages of the Members.
     4.4 Modifications to Preserve Underlying Economic Objectives. If, in the opinion of counsel to the Company, there is a change in the Federal income tax law (including the Code as well as the Treasury Regulations, rulings, and administrative practices thereunder) which makes it necessary or prudent to modify the allocation provisions of this Section 4 in order to preserve the underlying economic objectives of the Members as reflected in this Agreement, the Managing Members shall make the minimum modification necessary to achieve such purpose.
     4.5 Withholding Taxes.
          (a) The Company shall withhold taxes from distributions to, and allocations among, the Members to the extent required by law (as determined by the Managing Members in their reasonable discretion). Except as otherwise provided in this Section 4.5, any amount so withheld by the Company with regard to a Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 5.1. An amount shall be considered withheld by the Company if, and at the time, remitted to a governmental agency without regard to whether such remittance occurs at the same time as the distribution or allocation to which it relates; provided, however, that an amount actually withheld from a specific distribution or designated by the Managing Members as withheld from a specific allocation shall be treated as if distributed at the time such distribution or allocation occurs.
          (b) To the extent that operation of Section 4.5(a) would create a negative balance in a Member’s Updated Capital Account or increase the amount by which such Updated Capital Account balance is negative, the amount of the deemed distribution shall instead be treated as a loan by the Company to such Member, which loan shall be payable upon demand by the Company and shall bear interest at a floating rate equal to the prime rate as announced from time to time by the Bank, compounded daily.
          (c) In the event that the Managing Members determine in their reasonable discretion that the Company lacks sufficient cash available to pay withholding taxes in respect of a Member, one or more of the Managing Members may, in their sole and absolute discretion (but only with the consent of the Managing Members), make a loan or capital contribution to the Company to enable the Company to pay such taxes. Any such loan shall be full-recourse to the Company and shall bear interest at a floating rate equal to the prime rate as announced from time to time by the Bank, compounded daily. Notwithstanding any provision of this Agreement to the contrary, any loan (including interest accrued thereon) or capital contribution made to the Company by a Managing Member pursuant to this Section 4.5(c) shall be repaid or returned as promptly as is reasonably possible.
          (d) Each Member hereby agrees to indemnify the Company and the other Members for any liability they may incur for failure to properly withhold taxes in respect of such Member; moreover, each Member hereby agrees that neither the Company nor any other Member shall be liable for any excess taxes withheld in respect of such Member’s Interest and that, in the event of overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate governmental authority.
          (e) Taxes withheld by third parties from payments to the Company shall be treated as if withheld by the Company for purposes of this Section 4.5. Such withholding shall be deemed to have been made in respect of all the Members in proportion to their respective allocative shares under this Section 4 of the underlying items of Profit to which such third party payments are attributable. In the event that the Company receives a refund of taxes previously withheld by a third party from one or more payments to the Company, the economic benefit of such refund shall be apportioned among the Members in a manner reasonably determined by the Managing Members to offset the prior operation of this Section 4.5(e) in respect of such withheld taxes.
          (f) In the event that the Company is required to recognize income or gain for income tax purposes under Section 684 of the Code (or a similar provision of State or local law) in respect of an in-kind distribution to a Member, then, solely for such income tax purposes, to the maximum extent permitted by applicable law (as determined by the Managing Members in their reasonable discretion), the income or gain shall be allocated entirely to such Member.
          (g) In the event that the Company is required to remit cash to a governmental agency in respect of a withholding obligation arising from an in-kind distribution by the Company or the Company’s receipt of an in-kind payment, the Managing Members may cause the Company to sell an appropriate portion of the property at issue and, to the extent permitted by applicable law (as determined by the Managing Members in their reasonable discretion), any resulting income or gain shall be allocated solely for income tax purposes entirely to the Members in respect of whom such withholding obligation arises.

SECTION 5
DISTRIBUTIONS

     5.1 Operating Distributions. Except as otherwise provided in this Agreement, distributions prior to the Dissolution of the Company shall be made in accordance with this Section 5.1 and each Member actually receiving amounts pursuant to a specific distribution by the Company shall receive a pro rata share of each item of cash or property of which such distribution is constituted (based upon such Member’s share under this Agreement of the total amount to be included in such distribution).
          (a) Mandatory Tax Distributions.
               (i) The Company shall distribute to each Member, not later than ninety (90) days after the close of each Fiscal Year, an amount of cash equal to the sum of the following.
                    (A) The product of the Tax Percentage for such Fiscal Year and such Member’s allocated share of the Company’s net long-term capital gain (as defined in Section 1222(7) of the Code) for such Fiscal Year as shown on the Company’s Federal income tax return (subject to the modification described in Section 5.1(a)(iii)); and

                    (B) The product of the Tax Percentage for such Fiscal Year and such Member’s allocated share of the Company’s net ordinary income and net short-term capital gain (as defined in Section 1222(5) of the Code) for such Fiscal Year as shown on the Company’s Federal income tax return (subject to the modification described in Section 5.1(a)(iii)).
               (ii) For purposes of this Section 5.1 (a): (x) the “Tax Percentage” with respect to each specific item of net long-term capital gain shall be the highest blended Federal and State marginal income tax rate applicable to such specific item of net long-term capital gain recognized by an individual resident, or a corporation doing business, in the State with the highest marginal individual or corporate income tax rate applicable to items of net long-term capital gain; and (y) the “Tax Percentage” with respect to items of net ordinary income and net short-term capital gain shall be the highest blended Federal and State marginal income tax rate applicable to ordinary income recognized by an individual resident, or a corporation doing business, in the State with the highest marginal individual or corporate income tax rate applicable to items of ordinary income. In all cases, the highest marginal income tax rate shall be the highest statutory rate applicable to the specific type of income or gain in question and shall be determined without regard to phase-outs of deductions or similar adjustments; moreover, a corporate franchise tax imposed in lieu of an income tax shall be treated as an income tax. The Managing Members, acting in their reasonable discretion, may adjust the determination of Tax Percentages pursuant to this Section 5.1(a)(ii): (x) as necessary to ensure that the distribution required to be made to each Member pursuant to Section 5.1(a)(i) for any Fiscal Year is not less than such Member’s actual Federal and State income tax liability in respect of allocations made to such Member by the Company for such Fiscal Year; or (y) to reflect any city or other local income tax to which any Member or Members may be subject; provided, however, that the Tax Percentage with regard to a particular type of income or gain shall in all events be the same percentage for all Members.
               (iii) For purposes of calculating the Company’s net income and gain under clause (i), above, there shall be disregarded any items of loss, expense or deduction the ultimate deductibility of which may, in respect of any Member or equityholder of a Member, be subject to limitation under Section 67 of the Code.
               (iv) For purposes of determining whether the Company has satisfied its distribution obligation under Section 5.1(a)(i), all cash distributions made during a Fiscal Year shall be treated as distributions made pursuant to Section 5.1(a)(i) in respect of such Fiscal Year (except to the extent that such distributions were required to satisfy the obligations of the Company under Section 5.1(a)(i) in respect of one or more prior Fiscal Years, in which case such distributions shall be treated as having been made pursuant to Section 5.1(a)(i) in respect of such prior Fiscal Year or Years).
               (v) At the election of the Managing Members, no distribution shall be required pursuant to Section 5.1(a)(i) in respect of any Fiscal Year if the total net taxable income and gain of the Company for such Fiscal Year is less than or equal to $25,000.
          (b) Discretionary Distributions. In addition to the distributions provided for in Section 5.1(a), the Managing Members may cause the Company to distribute cash or property to the Members, in proportion to the Members’ respective Allocation Percentages, at the end of each fiscal quarter or such other times as the Managing Members may determine, in such amounts as the Managing Members shall determine in their sole and absolute discretion. WPP shall make commercially reasonable efforts to use discretionary distributions to WPP or a WPP Affiliate to provide bonus and similar incentives to WPP Affiliates conducting business with the Company or LiveWorld.

     5.2 Liquidating Distributions. Notwithstanding the provisions of Section 5.1, cash or property of the Company available for distribution upon the Dissolution of the Company (including cash or property received upon the sale or other disposition of assets in anticipation of or in connection with such Dissolution) shall be distributed in accordance with the provisions of Section 8.2.
     5.3 Limitation on Distributions. No distribution shall be made to a Member pursuant to Section 5.1 if and to the extent that such distribution would: (i) create a negative balance in the Updated Capital Account of such Member or increase the amount by which such Updated Capital Account balance is negative; (ii) cause the Company to be insolvent; or (iii) render the Member liable for a return of such distribution under applicable law.
     5.4 No Right to Distributions of Property. Except as otherwise provided in this Agreement, a Member shall have no right to require that distributions to such Member consist of any specific item or items of property.

SECTION 6
ADMINISTRATION

     6.1 Management Powers and Authority of the Managing Members. Except as otherwise specifically provided in this Agreement:
          (a) The Company and its business shall be managed, controlled and operated exclusively by the Managing Members, who shall be the “managers” of the Company within the meaning of Section 18-101(10) of the Act and shall have all of the powers and authority in respect of the Company permitted to managers under the Act;
          (b) As among the Managing Members, the determination by a Majority-In-Interest of the Managing Members to take any action or make any decision (for, in respect of, or on behalf of, the Company) shall control;
          (c) The senior executive officer of the Company (the “Senior Executive Officer”) shall report to the Chairperson as regards to day-to-day operating activities and shall report to the Managing Members as regards to the items listed under section (d) below;
          (d) Notwithstanding Section 6.1(b), the Members agree that the taking of any of the actions listed below by the Company shall require the unanimous written consent of the Managing Members:
               (i) the adoption of the Company’s annual budget and the Company’s quarterly revised forecast with respect to the second, third and fourth quarter of each budget year;
               (ii) any transaction or expenditure, including any capital expenditure or commitment therefor, involving an amount that is in excess of $50,000 for each related expenditure or commitment or aggregating more than $100,000 during any calendar year; unless such arrangement has been previously approved in the Company’s budget for the applicable calendar year;
               (iii) the making of any loans by the Company to any person or other entity;
               (iv) the creation of, or the modification of any of the terms of, any of the following financial arrangements: any security interest on any of the Company’s assets or properties other than in the ordinary course of the Company’s business; any guarantee by the Company of the obligations of any person or other entity; or any indebtedness for borrowed money;
               (v) any action regarding the allocation of the Company’s profits;
               (vi) the sale, lease or other disposition of all or a substantial part of the Company’s assets or business;
               (vii) the opening of an additional office or the closing of an existing office;
               (viii) the entering into any line of business other than the normal business activities of the Company and related activities;
               (ix) the entering into of any real property lease, sublease, license or other occupancy agreement, or modification, amendment or supplement thereto under which the Company is the tenant, sublessee or licensee; or the purchase of real property or commitment to construct real property;
               (x) the entering into of any transaction between the Company and any Member or any person or entity affiliated with any Member;
               (xi) the entering into or amendment of employment agreements between the Company and any of its key employees or executive officers;
               (xii) the hiring or firing of any employee or consultant earning base compensation of $100,000 or more, and the modification of the amount of compensation to be paid to any such individual;
               (xiii) the commencement or settlement of any lawsuit, arbitration or other legal proceeding;
               (xiv) the entering into of any arrangement with any employee or consultant pursuant to which the compensation or fee payable to such employee or consultant shall, wholly or partially, be contingent upon (a) a percentage of revenues of any client of the Company or (b) profits of the Company;
               (xv) the adoption or amendment of any profit sharing or other employee benefit plan;
               (xvi) the creation of any type of membership interests different from those authorized in Section 2.6 above or changing the rights, preferences and privileges of any issued membership interests (which, notwithstanding anything in this Agreement to the contrary, shall require the unanimous approval of the Members entitled to vote);

               (xvii) any acquisition by the Company of the stock, assets or business of another corporation or entity or any equity investment by the Company of corporate funds in another corporation or entity;
               (xviii) the merger, consolidation or amalgamation of the Company with and into any corporation, limited liability company or other entity, or of any corporation, limited liability company or other entity with and into the Company, or the participation of the Company in any exchange of interests;
               (xix) the liquidation or dissolution of the Company; and
               (xx) the issuance or sale of interests or securities of the Company, or options, warrants or obligations convertible into or exchangeable for such interests or securities, including, without limitation, to employees, officers, directors or consultants.
     6.2 Management Rights and Powers of the Non-Managing Members. Except as specifically set forth in this Agreement, the Non-Managing Members shall take no part in the management, control or operation of the Company or its business and shall have no power or authority to act for the Company, bind the Company under agreements or arrangements with third parties, or vote on Company matters.
     6.3 Managing Members’ Power to Bind the Company.
          (a) Notwithstanding any provision of this Agreement to the contrary, any contract, agreement, deed, lease, note or other document or instrument executed on behalf of the Company by a Managing Member shall be deemed to have been duly executed by the Company; no other Member’s signature shall be required in connection with the foregoing and third parties shall be entitled to rely upon each Managing Member’s power to bind the Company without otherwise ascertaining that the requirements of this Agreement have been satisfied.
          (b) Each Managing Member is hereby authorized to file with any governmental entity, on behalf of the Company and the Members, a certificate or similar instrument that evidences the Managing Members’ power to bind the Company as set forth in the preceding paragraph (a).
     6.4 Other Ventures and Activities.
          (a) The Members: (i) acknowledge that the Members and their respective Affiliates, equityholders, and other related Persons, as well as their respective clients are or may be involved in other business, financial, investment and professional activities; and (ii) agree that, except as otherwise specifically set forth in Section 6.5, each Member and its Affiliates, equityholders, and other related Persons, as well as their respective clients may engage for their own accounts and for the accounts of others in any such ventures and activities (without regard to whether the interests of such ventures and activities conflict with those of the Company). Except as specifically set forth in Section 6.5: (i) neither the Company nor any Member shall have any right by virtue of this Agreement or the existence of the Company in and to such ventures or activities or to the income or profits derived therefrom; and (ii) the Members, their Affiliates, equityholders, and other related Persons, as well as their respective clients shall have no duty or obligation to make any reports to the Members or the Company with respect to any such ventures or activities.
          (b) The Members acknowledge that a Managing Member may be prohibited from taking action for the benefit of the Company: (i) due to confidential information acquired or obligations incurred in connection with an outside activity permitted to the Managing Members, their Affiliates, equityholders or other related Persons under this Section 6.4; or (ii) in connection with activities undertaken prior to the date of such Managing Member’s admission to the Company. No Person shall be liable to the Company or any Member for any failure to act for the benefit of the Company in consequence of a prohibition described in the preceding sentence.
     6.5 Duties to the Company.
          (a) A Member shall not utilize any assets or confidential information of the Company other than for the exclusive benefit of the Company, a purpose reasonably related to protecting such Member’s Interest (in a manner not inconsistent with the interests of the Company), or to comply with the requirements of applicable law. For purposes of the preceding sentence, a business opportunity within the scope of the Business which is made available to a Managing Member solely or principally in consequence of such Person’s status as such shall be deemed an asset of the Company.
          (b) The Managing Members shall devote to the Company such reasonable amounts of time, effort and attention as shall be necessary to cause the Company and its business to be diligently and prudently managed.
     6.6 Officers. The Managing Members may, in their sole and absolute discretion, appoint, replace and remove, from time to time, Company officers, including the Senior Executive Officer, to whom the Managing Members shall delegate such powers, authority and duties in respect of the Company as the Managing Members shall determine.
     6.7 Member Expenses.
          (a) General. Except as otherwise provided in this Section 6.7, no Member shall be reimbursed for expenses incurred on behalf of, or otherwise in connection with, the Company. Any reimbursement paid by a third party for expenses actually reimbursed by the Company shall be retained by (or paid over by the recipient thereof to) the Company.
          (b) Managing Members. Each Managing Member shall be reimbursed by the Company for reasonable out-of-pocket expenses incurred by such Managing Member on behalf of the Company; provided, however, that a Managing Member shall receive more than $10,000 in respect of expenses incurred on behalf of the Company during any specific Fiscal Year only with the approval of the Managing Members.
          (c) Non-Managing Members. Non-Managing Members shall be reimbursed for expenses incurred on behalf of the Company only with the approval of the Managing Members, which approval may be withheld by such Managing Members in their sole and absolute discretion.
     6.8 Member Compensation. The Company shall not be obligated to pay a salary, bonus or similar compensation to any Member in respect of services provided to the Company by such Member in its capacity as such, but the Company may pay salaries, bonuses or similar types of compensation to one or more Members at such times and in such amounts as shall be determined by the Managing Members in their reasonable discretion.

     6.9 Tax Matters Partner.
          (a) General. The Tax Matters Partner is hereby designated the “tax matters partner” of the Company within the meaning of Section 6231(a)(7) of the Code. Except to the extent specifically provided in the Code or the Treasury Regulations (or the laws of relevant non-Federal taxing jurisdictions), the Tax Matters Partner (acting with the approval of the Managing Members) shall have exclusive authority to act for or on behalf of the Company with regard to tax matters, including the authority to make (or decline to make) any available tax elections.
          (b) Partnership Classification for Tax Purposes. Except to the extent otherwise required by applicable law (disregarding for this purpose any requirement that can be avoided through the filing of an election or similar administrative procedure), the Tax Matters Partner shall cause the Company to take the position that the Company is a “partnership” for Federal, State and local income tax purposes and shall cause to be filed with the appropriate tax authorities any elections or other documents necessary to give due legal effect to such position. A Member shall not file (and each Member hereby represents that it has not filed) any income tax election or other document that is inconsistent with the Company’s position regarding its classification as a “partnership” for applicable Federal, State and local income tax purposes.
          (c) Notice of Inconsistent Treatment of Company Item. No Member shall file a notice with the United States Internal Revenue Service under Section 6222(b) of the Code in connection with such Member’s intention to treat an item on such Member’s Federal income tax return in a manner which is inconsistent with the treatment of such item on the Company’s Federal income tax return unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Tax Matters Partner with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Tax Matters Partner shall reasonably request.
          (d) Notice of Settlement Agreement. Any Member entering into a settlement agreement with the United States Department of the Treasury which concerns a Company item shall notify the Tax Matters Partner of such settlement agreement and its terms within sixty (60) days after the date thereof.
     6.10 Records and Financial Statements.
          (a) The Company shall maintain true and proper books, records, reports, and accounts in which shall be entered all transactions of the Company. The Company shall also maintain all schedules to this Agreement and shall update such schedules promptly upon receipt of new information relating thereto. Copies of such books, records, reports, accounts and schedules shall be located at the Principal Office and shall be available to any Member for inspection and copying, upon at least two business days’ notice, during reasonable business hours; provided, however, that items of highly confidential Company information may be withheld from a Non-Managing Member to the extent reasonably necessary to protect Company interests as determined by the Managing Members in their reasonable discretion.
          (b) Within ninety (90) days after the end of each Fiscal Year, the Company shall furnish to each Member an audited statement of: (i) the assets and liabilities of the Company, (ii) the net Profit or Loss of the Company, and (iii) the Capital Account balance of such Member. In addition, within ninety (90) days after the end of each Fiscal Year, the Company shall supply all information reasonably necessary to enable the Members to prepare their Federal income tax returns and (upon request therefore) to comply with other reporting requirements imposed by law.

          (c) Each quarter, the Company shall approve a quarterly business plan, prepared by the Company’s chief executive officer.
     6.11 Confidentiality. The Members acknowledge and agree that all information provided to them by or on behalf of the Company or a Managing Member concerning the business or assets of the Company or any Member shall be deemed strictly confidential and shall not, without the prior consent of the Managing Members, be (i) disclosed to any Person (other than a Member) or (ii) used by a Member other than for a Company purpose or a purpose reasonably related to protecting such Member’s Interest (in a manner not inconsistent with the interests of the Company). The Managing Members hereby consent to the disclosure by each Member of Company information to such Member’s accountants, attorneys and similar advisors bound by a duty of confidentiality; moreover, the foregoing requirements of this Section 6.11 shall not apply to a Member with regard to any information that is currently or becomes: (i) required to be disclosed pursuant to applicable law (but only to the extent of such requirement); (ii) required to be disclosed in order to protect such Member’s Interest (but only to the extent of such requirement and only after consultation with the Managing Members); (iii) publicly known or available in the absence of any improper or unlawful action on the part of such Member; or (iv) known or available to such Member other than through or on behalf of the Company or a Managing Member. For purposes of this Section 6.11, Company information provided by one Member to another shall be deemed to have been provided on behalf of the Company. Provided that the Company or a Managing Member may disclose any information to the extent necessary or advisable for the formation, operation, Dissolution, winding-up, or Termination of the Company (as determined by the Managing Members in their reasonable discretion), the Company and the Managing Members shall similarly refrain from disclosing any confidential information furnished by a Member pursuant to Section 6.12.
     6.12 Disclosures. Each Member shall furnish to the Company upon request any information with respect to such Member reasonably determined by the Managing Members to be necessary or convenient for the formation, operation, Dissolution, winding-up, or Termination of the Company.

SECTION 7
TRANSFERS AND WITHDRAWALS

     7.1 Transfers of Interests.
          (a) A Member shall not Transfer all or any portion of its Interest without the prior consent of the Managing Members, which consent may be withheld in the Managing Members’ sole and absolute discretion.
          (b) Unless admitted as a Member in accordance with the provisions of this Agreement, the transferee of all or any portion of an Interest shall not be a Member, but instead shall be subject to the provisions of Section 7.4.
          (c) In connection with each Transfer of an Interest: (i) the transferor and transferee shall execute and deliver to the Company a written instrument of transfer in form and substance reasonably satisfactory to the Managing Members and (ii) the transferee shall execute and deliver to the Company a written instrument pursuant to which the transferee assumes all obligations of the transferor associated with the transferred Interest and otherwise agrees to comply with the terms and provisions of this Agreement.
          (d) Except as otherwise specifically provided in this Agreement or with the consent of the Managing Members, all economic attributes of a transferor Member’s Interest (such as the Member’s Capital Commitment, Capital Contribution, Allocation Percentage, Capital Account balance, and obligation to return distributions or make other payments to the Company) shall carry over to a transferee in proportion to the percentage of the Interest so transferred.
          (e) Once all other conditions to the Transfer of a Member’s Interest have been satisfied, such Transfer shall be effective as of: (x) the Close of Business on the last day of the next ending fiscal quarter of the Company; or (y) such other time as shall be jointly selected by the Managing Members, the transferor and the transferee.
          (f) Notwithstanding any provision of this Agreement to the contrary, a Member or Withdrawn Member shall not, by virtue of having Transferred all or any portion of its Interest, be relieved of any obligations arising under this Agreement; provided, however, that a Member or Withdrawn Member shall be relieved of such obligations to the extent that: (x) such relief is approved by the Managing Members (which approval may be withheld by the Managing Members in their sole and absolute discretion); and (y) such obligations are assumed by another Member or Person admitted to the Company as a Substitute Member.
          (g) Any Transfer in violation of this Section 7: (i) shall be null and void as against the Company and the other Members; and (ii) shall not be recognized or permitted by, or duly reflected in the official books and records of, the Company. The preceding sentence shall not be applied to prevent the Company from enforcing any rights it may have in respect of a transferee arising under this Agreement or otherwise (including any rights arising under Section 10.7).
          (h) Solely for purposes of this Section 7.1, an Interest shall be deemed to include any Derivative Company Interest held, issued or created by a Member, Assignee or other Person.
     Notwithstanding anything to the contrary set forth in this Section 7.1 and Section 7.4 hereof, (i) WPP shall be entitled at any time to transfer all or any part of its Interest to an Affiliate of WPP that is not a Direct Competitor of the Company, and any such transferee shall be entitled at any time to transfer all or any part of its Interest to another Affiliate of WPP, in each case without obtaining the consent of the Managing Members, (ii) any such transferee shall become a Member upon execution of the written instrument described in Section 7.1(c) hereof, and (iii) in connection with any such transfer WPP (or any WPP Affiliate that is then a Managing Member) shall be entitled to appoint the transferee to succeed the transferor as a Managing Member. A “Direct Competitor” means a company that is primarily or significantly in the same line of business as the Company which is defined as the consulting about and/or the creation of and/or the operation of private label and/or branded online community services including but not limited to any or any combination of: moderation and/or moderation tools, community management and/or community management tools, research and reporting services and tools, dialogue mining and analysis services and/or tools, application hosting of online dialogue and user authoring services including but not limited to: message forums, blogs, chats, groups, profiles, photo albums, guest books, home pages, calendars, file sharing, friends lists, webcasts, polls, surveys, focus groups, conversation analysis, instant messaging, email, alerts, and any loyalty marketing, customer support or business intelligence services based on any or any combination of the preceding items.

     In the event such transfers result in more than one entity holding the Interest, those entities collectively shall have only one Managing Member, elected by holders of a majority-in-interest of the Interest, or as otherwise agreed to by such Interest holders.
     7.2 Withdrawal/Removal of a Member.
          (a) A Non-Managing Member shall not withdraw from the Company or otherwise cease to be a Member without the consent of the Managing Members, which consent may be withheld in the Managing Members’ sole and absolute discretion. A Managing Member may withdraw from the Company upon 30 days’ prior notice to the Company and the other Managing Members (or upon such shorter notice as is approved by the Managing Members).
          (b) A Member may be required to withdraw as provided in Section 3.4. The Managing Members may also require the complete or partial withdrawal of a Non-Managing Member if the Managing Members determine in their reasonable discretion that continued undiminished membership of the Non-Managing Member in the Company would (i) constitute or give rise to a violation of applicable law or (ii) otherwise subject the Company or a Managing Member to material onerous legal, tax or other regulatory requirements that cannot reasonably be avoided without material adverse consequences to the Company or any other Member.
          (c) A Member shall be deemed to have withdrawn with the consent of the Managing Members upon such Member’s death or Permanent Incapacity. Except as otherwise determined by the Managing Members in their sole and absolute discretion, a Member shall be deemed to have withdrawn without the consent of the Managing Members upon such Member’s Bankruptcy, Dissolution or Termination.
          (d) Except as otherwise provided in this Section 7.2, a Member shall not be removed from the Company without its consent.
     7.3 Procedures Following Member Withdrawal/Removal. A Member that withdraws or is removed from the Company (including via a deemed withdrawal) in accordance with the provisions of Section 7.2 or otherwise ceases to be a member of the Company under the Act (each a “Withdrawal Event” and a “Withdrawn Member”) shall be treated as an Assignee and, accordingly, shall have the rights and obligations of an Assignee as described in Section 7.4. Subject to the preceding sentence, a Withdrawn Member shall not be entitled to any redemption of its Interest, distribution or payment in connection with its Withdrawal Event or otherwise in consequence of its status as a Withdrawn Member.
     7.4 Status of Assignees.
          (a) Notwithstanding any provision of this Agreement to the contrary, an Assignee shall not be admitted to the Company as a Substitute Member without the consent of the Managing Members, which consent may be withheld in the Managing Members’ sole and absolute discretion.
          (b) All rights and privileges associated with an Assignee interest in the Company shall be derived solely from the Member interest of which such rights and privileges were previously a component part. No Assignee shall hold, by virtue of such Assignee’s interest in the Company, any rights and privileges that were not specifically transferred to such Assignee by the prior holder of such interest. No Member, Assignee or other rights or privileges arising under this Agreement or the Act shall apply with respect to a notional or constructive interest in the Company, without regard to whether such interest constitutes a Derivative Company Interest.
     (c) Subject to Section 4.1(d), an Assignee that holds an interest in the Company shall be entitled to receive the allocations attributable to such interest pursuant to Section 4, to receive the distributions attributable to such interest pursuant to Sections 5 and 8, and to Transfer such interest in accordance with the terms of this Section 7. Notwithstanding the preceding sentence, the Company and the Members shall incur no liability for allocations and distributions made in good faith to a transferor until a valid written instrument of Transfer has been received by the Company and recorded on its books and the effective time of the Transfer has passed.
     (d) To the extent otherwise applicable to the interest in the Company that has been transferred to an Assignee, the Assignee shall be subject to, and bound by, all of the terms and provisions of this Agreement that inure to the benefit of the Company or any Member (without regard to whether such Assignee has executed a written instrument of Transfer as described in Section 7.4(c) or an assumption of obligations as described in Section 7.1 (c)). Without limitation on the preceding sentence, an Assignee that holds an interest in the Company shall be responsible for any unpaid Capital Commitment and obligation to return distributions or make other payments to the Company associated with such interest and shall comply with the provisions of Sections 6.11,6.12, and 10.14.
     (e) Solely to the extent necessary to give effect to the Assignee rights and obligations set forth in Section 7.4(c) and 7.4(d), an Assignee shall be treated as a Member for purposes of this Agreement.
     (f) An Assignee shall not, solely by virtue of its status as such, hold any non-economic rights in respect of the Company. Without limitation on the preceding sentence, an Assignee’s interest in the Company shall not entitle such Assignee to participate in the management, control or operation of the Company or its business, act for the Company, bind the Company under agreements or arrangements with third parties, or vote on Company matters. An Assignee shall not have any right to receive or review Company books, records, reports or other information; provided, however, that an Assignee may, at its own expense, require that an independent public accounting firm of national standing in the United States review (not more than once per Fiscal Year) the Company’s financial statements for purposes of determining that such Assignee has received from the Company all distributions to which it is entitled in respect of its economic interest in the Company. An Assignee shall not hold itself out as a Member in any forum or for any purpose; provided, however, that, to the extent necessary to maintain consistency with the Company’s income tax returns, reports, and other filings, an Assignee shall take the position that it is a Member (or “partner”) solely for income tax purposes. Notwithstanding the foregoing provisions of this Section 7.4(f), an Assignee shall have the amendment consent rights specified in Section 10.4(d).
     (g) Set forth below the name of each Assignee on Schedule B shall be appropriate contact information for such Assignee (including such Assignee’s mailing address, telephone number, and facsimile number as well as, in the case of a Assignee that is an entity, the name or title of an individual to whom correspondence should be directed). Each Assignee shall promptly provide the Company with the information required to be set forth for such Assignee on Schedule B and shall thereafter promptly notify the Company of any change to such information.

SECTION 8
DISSOLUTION AND LIQUIDATION

     8.1 Dissolving Events. The Company shall be Dissolved upon the occurrence of any of the following events:
          (a) Failure of the Company to have at least one Managing Member
          (b) Permanent cessation of the Company’s business;
          (c) An election to dissolve the Company executed by all of the Managing Members;
          (d) Any other event which results in a mandatory Dissolution of the Company under the Act.
To the maximum extent permitted by the Act, the Members hereby waive their rights to seek a judicial dissolution of the Company for reasons other than those listed in clauses (a) through (d) of this Section 8. 1.
     8.2 Winding Up and Liquidation.
          (a) Upon Dissolution of the Company, the Liquidating Member shall promptly wind up the affairs of, liquidate and Terminate the Company. In furtherance thereof, the Liquidating Member shall: (i) have all of the administrative and management rights and powers of the Managing Members (including the power to bind the Company); and (ii) be reimbursed for Company expenses it incurs. Following Dissolution, the Company shall sell or otherwise dispose of assets determined by the Liquidating Member to be unsuitable for distribution to the Members, but shall engage in no other business activities except as may be necessary, in the reasonable discretion of the Liquidating Member, to preserve the value of the Company’s assets during the period of winding-up and liquidation. In any event, the Liquidating Member shall use its reasonable best efforts to prevent the period of winding-up and liquidation of the Company from extending beyond the date which is two years after the Company’s date of Dissolution. At the conclusion of the winding-up and liquidation of the Company, the Liquidating Member shall: (i) designate one or more Persons to hold the books and records of the Company (and to make such books and records available to the Members on a reasonable basis) for not less than six years following the termination of the Company under the Act; and (ii) execute, file and record, as necessary, a certificate of termination or similar document to effect the termination of the Company under the Act and other applicable laws.
          (b) Distributions to the Members in liquidation may be made in cash or in kind, or partly in cash and partly in kind, as determined by the Liquidating Member. Distributions in kind shall be valued at Fair Market Value as determined by the Liquidating Member and shall be subject to such conditions and restrictions as may be necessary or advisable in the reasonable discretion of the Liquidating Member to preserve the value of the property so distributed or to comply with applicable law.
          (c) The Profits and Losses of the Company during the period of winding-up and liquidation shall be allocated among the Members in accordance with the provisions of Section 4. If any property is to be distributed in kind, the Capital Accounts of the Members shall be adjusted with regard to such property in accordance with the provisions of Section 4.1(e).
          (d) The assets of the Company (including proceeds from the sale or other disposition of any assets during the period of winding-up and liquidation) shall be applied as follows:
               (i) First, to repay any indebtedness of the Company, whether to third parties or the Members, in the order of priority required by law;
               (ii) Next, to any reserves which the Liquidating Member reasonably deems necessary for contingent or unforeseen liabilities or obligations of the Company (which reserves when they become unnecessary shall be distributed in accordance with the provisions of clause (iii), below); and
               (iii) Next, to the Members in proportion to their respective positive Capital Account balances (after taking into account all adjustments to the Members’ Capital Accounts required under Section 8.2(c)).
          (e) Except as otherwise specifically provided in this Agreement, a Member shall have no liability to the Company or to any other Member in respect of a negative balance in such Member’s Capital Account during the term of the Company or at the conclusion of the Company’s Termination.

SECTION 9
LIABILITY AND INDEMNIFICATION

     9.1 Liability. Except as otherwise specifically provided in this Agreement, no Indemnified Person shall be personally liable for the return of any contributions made to the capital of the Company by the Members or the distribution of Capital Account balances. Except to the extent that Material Misconduct on the part of an Indemnified Person shall have given rise to the matter at issue, such Indemnified Person shall not be liable to the Company or the Members for any act or omission concerning the Company. Without limitation on the preceding sentence, except to the extent that such action constitutes Material Misconduct, an Indemnified Person shall not be liable to the Company or to any Member in consequence of voting for, approving, or otherwise participating in the making of a distribution by the Company pursuant to Section 5 or 8. An Indemnified Person shall not be liable to the Company or the Members for losses due to the acts or omissions of any other Person serving as an independent contractor, employee or other agent of the Company unless such Indemnified Person was or should have been directly involved with the selection, engagement or supervision of such Person and the actions or omissions of such Indemnified Person in connection therewith constituted Material Misconduct.
     9.2 Indemnification.
          (a) Except to the extent that Material Misconduct on the part of an Indemnified Person shall have given rise to the matter at issue, the Company shall indemnify and hold such Indemnified Person harmless from and against any loss, expense, damage or injury suffered or sustained by such Indemnified

Person by reason of any actual or threatened claim, demand, action, suit or proceeding (civil, criminal, administrative or investigative) in which such Indemnified Person may be involved, as a party or otherwise, by reason of its actual or alleged management of, or involvement in, the affairs of the Company. This indemnification shall include, but not be limited to: (i) payment as incurred of reasonable attorneys fees and other out-of-pocket expenses incurred in investigating or settling any claim or threatened action (where, in the case of a settlement, such settlement is approved by the Managing Members), or incurred in preparing for, or conducting a defense pursuant to, any proceeding up to and including a final non-appealable adjudication; (ii) payment of fines, damages or similar amounts required to be paid by an Indemnified Person; and (iii) removal of liens affecting the property of an Indemnified Person.
          (b) Indemnification payments shall be made pursuant to this Section 9.2 only to the extent that the Indemnified Person is not entitled to receive (or will not in any event receive) from a third party equal or greater indemnification payments in respect of the same loss, expense, damage or injury. In the event, however, that the Managing Members determine that an Indemnified Person would be entitled to receive indemnification payments from the Company but for the operation of the preceding sentence, the Managing Members may cause the Company to advance indemnification payments to the Indemnified Person (with repayment of such advance to be seemed by the Indemnified Person’s right to receive indemnification payments from the applicable third party).
          (c) As a condition to receiving an indemnification payment pursuant to this Section 9.2, an Indemnified Person shall execute an undertaking in form and substance acceptable to the Managing Members providing that, in the event it is subsequently determined that such Person was not entitled to receive such payment (whether by virtue of such Person’s Material Misconduct or otherwise), such Person shall return such payment to the Company promptly upon demand therefor by any Member.
          (d) Notwithstanding the foregoing provisions of this Section 9.2, the Company shall be under no obligation to indemnify an Indemnified Person from and against any reduction in the value of such Person’s interest in the Company that is attributable to losses, expenses, damages or injuries suffered by the Company or to any other decline in the value of the Company’s assets.
          (e) The indemnification provided by this Section 9.2 shall not be deemed to be exclusive of any other rights to which any Indemnified Person may be entitled under any agreement, as a matter of law, in equity or otherwise.
     9.3 Contribution. In the event that, notwithstanding the provisions of Sections 3.8 and 9.1, two or more Members share joint and several personal liability:
          (a) In connection with any action, omission or situation that would entitle such Members to indemnification pursuant to the provisions of Section 9.2 but for the fact that such action, omission or situation included or constituted Material Misconduct on the part of such Members; or
          (b) In connection with any action, omission or situation that entitles such Members to indemnification pursuant to the provisions of Section 9.2, but the assets of the Company are insufficient to provide for the full amount of indemnification to which such Members are entitled or their entitlement to indemnification is otherwise unenforceable; then
          (c) Such Members shall share the burden of the liability in a manner that is fair and reasonable as determined by such Members.

SECTION 10
GENERAL PROVISIONS

     10.1 Meetings. Meetings of the Members may be called as provided in this Agreement as well as by the Managing Members. Any such meeting shall be held at a reasonable time and place (including a reasonable site within the same county as the Principal Office) on not less than ten (10) nor more than sixty (60) days notice. Reasonable accommodation shall be made for any Member that elects to attend a meeting via telephonic or similar means pursuant to which all Persons attending the meeting can hear one another. No action may be taken at a meeting of the Members without the consent of that number or percentage of the Members whose consent is otherwise required for such action under this Agreement. Except as specifically provided in this Agreement, there shall be no requirement of annual or periodic meetings of the Company’s members or managers within the meaning of the Act.
     10.2 Action Without a Meeting of All Members.
          (a) Any action of the Members (or a subset thereof) may be taken by written consent of that number or percentage of the Members whose consent is otherwise required for such action under this Agreement. The fact that a Member has not received notice of an action taken by written consent, or taken at a meeting actually held, shall not invalidate such action so long as it was taken with the consent of that number or percentage of the Members whose consent is otherwise required for such action under this Agreement; provided, however, that no consent, election, approval or other action of any or all the Non-Managing Members that has the effect of limiting the power or authority of the Managing Members shall be effective until the Managing Members have received notice thereof.
          (b) A Member may authorize another Person to vote or otherwise act on its behalf through a written proxy or power of attorney.
          (c) In order to facilitate the determination of whether any action of the Members (or a subset thereof) has been taken by or with the consent of the requisite number or percentage of the Members under this Agreement, the Managing Members may adopt, from time to time upon not less than ten (10) days notice to the Members, reasonable procedures for establishing the Members of record entitled to vote, consent or otherwise take action on any matter; provided, however, that any date as of which Members of record is determined shall not precede the date of the related action by more than sixty (60) days.
     10.3 Entire Agreement. This Agreement contains the entire understanding among the Members and supersedes any prior written or oral agreement between them respecting the Company. There are no representations, agreements, arrangements, or understandings, oral or written, among the Members relating to the Company which are not fully expressed in this Agreement.
     10.4 Amendments.
          (a) Except as otherwise provided in this Section 10.4, this Agreement may be amended, in whole or in part, only through a written amendment executed by a Two-Thirds-Interest of the Members (which Two-Thirds Interest shall include all of the Managing Members). Each Member shall be promptly notified of any amendment to this Agreement made pursuant to this Section 10.4; provided, however, that a duly adopted amendment shall be effective as of the date and time specified therein without regard to whether any other Members have been given notice thereof.
          (b) An amendment to any provision of this Agreement that calls for a higher level of approval of the Members or the approval of certain specified Members shall, in addition to the execution percentage set forth in Section 10.4(a), require the same form of approval as is set forth in such provision.
          (c) Except with regard to amendments otherwise specifically required under this Agreement, there shall be no amendment to this Agreement which would have a material adverse effect upon a Member unless the amendment: (i) is consented to by such Member or (ii) by its terms applies to all Members. Subject to Section 3.1(b), there shall be no amendment that: (i) increases a Member’s obligation to make capital contributions to the Company or (ii) imposes personal liability upon a Member for any debts or obligations of the Company unless, in each case, the amendment is consented to by such Member.
          (d) If an Assignee holds an economic interest in the Company in respect of which there are (but for the operation of this Section 10.4(d)) no corresponding amendment consent rights held by any Person (e.g., in the case of an economic interest acquired by the Assignee pursuant to a transaction or event in which amendment consent rights are extinguished, such as upon the death, Dissolution or Termination of a Member), then, solely with regard to an amendment to this Agreement that would materially reduce or diminish such economic interest, the Assignee shall have the same consent rights in respect of such amendment as would have been held by the assignor Member of such economic interest if the assignor Member had continued as a Member and continued to hold such economic interest (but no other economic interest in the Company). Except as set forth in this Section 10.4(d), an Assignee shall not, solely by virtue of its status as such, have any right to consent or withhold consent in respect of an amendment to this Agreement.
          (e) Notwithstanding the foregoing provisions of this Section 10.4, the Managing Members may, without the consent of the other Members, amend this Agreement in any manner determined by the Managing Members to be necessary or advisable to reflect the admission of an Additional Member, comply with applicable law, supply a missing term or provision, or resolve an ambiguity in the existing terms and provisions of this Agreement. The Managing Members shall not have the authority under this Section 10.4(e) to amend this Agreement in a manner that is materially adverse to any Member; provided, however, that a Member’s right to object to an amendment pursuant to this Section 10.4(e) on the grounds that such amendment is materially adverse to such Member shall expire at the Close of Business on the thirtieth (30th) day following notice to such Member of such amendment.
     10.5 Governing Law. The interpretation and enforceability of this Agreement and the rights and liabilities of the Members as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with limited liability company operating agreements entered into and wholly performed upon in Delaware by residents of Delaware. To the extent permitted by the Act and other applicable law, the provisions of this Agreement shall supersede any contrary provisions of the Act or other applicable law.
     10.6 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed, and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

     10.7 Counterparts; Binding upon Members and Assignees. This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon all parties notwithstanding the fact that all parties are not signatory to the original or to the same counterpart. In addition, to the maximum extent permitted by applicable law and without limitation on any other rights of the Members or the Company, a non-Member shall become bound as an Assignee under this Agreement if such Person holds an interest in the Company and seeks to exercise, assert, confirm or enforce any of its rights as an Assignee under this Agreement or the Act.
     10.8 Survival of Certain Obligations. Except as specifically provided in this Agreement, or to the extent specifically approved by the Managing Members (which approval may be withheld by the Managing Members in their sole and absolute discretion), a Member shall continue to be subject to all of its obligations to make capital contributions or other payments arising under this Agreement (including obligations attributable to a breach of this Agreement), as well as its obligations to maintain the confidentiality of information pursuant to Section 6.11 and to provide information pursuant to Section 6.12, without regard to any Transfer of all or any portion of such Member’s Interest or any event that terminates such Member’s status as such. Each Member’s Capital Commitment shall terminate at the time of the final termination of the Company under the Act, but such termination shall not release a Defaulting Member from obligations arising under Section 3.4.
     10.9 No Third Party Beneficiaries. Except with regard to the Company’s obligation to Indemnified Persons as set forth in Section 9 and as otherwise specifically provided in this Agreement, the provisions of this Agreement are not intended to be for the benefit of or enforceable by any third party and shall not give rise to a right on the part of any third party to (i) enforce or demand enforcement of a Member’s Capital Commitment, obligation to return distributions, or obligation to make other payments to the Company as set forth in this Agreement or (ii) demand that the Company or the Managing Members issue any capital call.
     10.10 Notices, Consents, Elections, Etc. All notices, consents, agreements, elections, amendments, and approvals provided for or permitted by this Agreement or otherwise relating to the Company shall be in writing and signed copies thereof shall be retained with the books of the Company.
          (a) Notice to Members. Except as otherwise specifically provided in this Agreement, notice to a Member shall be deemed duly given upon the earliest to occur of the following: (i) personal delivery to such Member, to the address set forth on Schedule A for such Member, or to any other address which such Member has provided to the Company for purposes of this Section 10.10(a); (ii) the Close of Business on the third day after being deposited in the United States mail, registered or certified, postage prepaid and addressed to such Member at the address set forth on Schedule A for such Member, or at any other address which such Member has provided to the Company for purposes of this Section 10.10(a); (iii) the Close of Business on the first business day after being deposited in the United States with a nationally recognized overnight delivery service, with delivery charges prepaid and addressed as provided in the preceding clause; or (iv) actual receipt by such Member via any other means (including public or private mail, electronic mail, facsimile, telex or telegram); provided, however, that notice sent via electronic mail shall be deemed duly given only when actually received and opened by the Member to whom it is addressed. Copies of any notice to WPP hereunder shall be delivered to each of (x) WPP Group USA, Inc., 125 Park Avenue, New York, New York 10017, Attention: Roel Smits, facsimile No. 212-632-2250, and (y) Davis & Gilbert LLP, 1740 Broadway, New York, New York 10019, Attention: Curt Myers, Esq., facsimile No. 212-468-4888.

          (b) Notice to the Company. Notice to the Company shall be deemed duly given when clearly identified as such and duly given to the Managing Members in accordance with the procedures set forth in Section 10.10(a).
     10.11 Certain Member Representations and Covenants.
          (a) Each Member hereby represents that, with respect to its Interest: (i) it is acquiring or has acquired such Interest for purposes of investment only, for its own account (or a trust account if such Member is a trustee), and not with a view to resell or distribute the same or any part thereof; and (ii) no other Person has any interest in such Interest or in the rights of such Member under this Agreement other than a spouse having a community property or similar interest under applicable law. Each Member also represents that it has the business and financial knowledge and experience necessary to acquire its Interest on the terms contemplated herein and that it has the ability to bear the risks of such investment (including the risk of sustaining a complete loss of all its capital contributions) without the need for the investor protections provided by the registration requirements of the Securities Act.
          (b) Except to the extent set forth in a notice provided to the Company, each Member hereby represents that allocations, distributions and other payments to such Member by the Company are not subject to tax withholding under the Code. Each Member hereby agrees to promptly notify the Company in the event that any allocation, distribution or other payment previously exempt from such withholding becomes or is anticipated to become subject thereto.
          (c) Each Member hereby acknowledges that certain provisions of this Agreement (including Sections 6.4 and 9.1) have the effect of limiting the fiduciary duties or obligations of some or all Members to the Company and the other Members under applicable law. Each Member hereby represents that it has carefully considered and fully understands each such provision and has made an informed decision to consent thereto.
     10.12 Avoidance of Publicly Traded Partnership Status.
          (a) Except to the extent otherwise set forth in a notice provided to the Company, each Member hereby represents that at least one of the following statements with respect to such Member is true and will continue to be true throughout the period during which such Member holds an Interest:
               (i) Such Member is not a partnership, grantor trust or S corporation for Federal income tax purposes;
               (ii) With regard to each Beneficial Owner of such Member, the principal purposes for the establishment and/or use of such Member do not include avoidance of the 100 partner limitation set forth in Treasury Regulation Section 1.7704-1(h)(l)(ii); or
               (iii) With regard to each Beneficial Owner of such Member, not more than 75 percent of the value of such Beneficial Owner’s interest in such Member is attributable to such Member’s Interest.
          (b) In the event that a Member’s representation pursuant to Section 10.12(a) shall at any time fail to be true, or the information set forth in a notice provided by such Member to the Company pursuant to Section 10.12(a) shall change, such Member shall promptly (and in any event within ten (10)

days) notify the Company of such fact and shall promptly thereafter deliver to the Company any information regarding such Member and its Beneficial Owners reasonably requested by counsel to the Company for purposes of determining the number of the Company’s “partners” within the meaning of Treasury Regulation Section 1.7704-1(h).
          (c) Each Member hereby acknowledges that the Managing Members will rely upon such Member’s representations, notices and other information as set forth in this Section 10.12 for purposes of determining whether proposed Transfers of Interests may cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and that failure by a Member to satisfy its obligations under this Section 10.12 may cause the Company to be treated as a corporation for Federal, State or local tax purposes.
     10.13 No Usury. Notwithstanding any provision of this Agreement to the contrary, the rate of interest charged by the Company to any Member in connection with an obligation of the Member to the Company shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by a Member to the Company shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the payor Member).
     10.14 Form and Venue. Except as otherwise specifically provided in this Agreement, any controversy or claim arising out of or relating to this Agreement, unless otherwise agreed to by the parties, shall be submitted to non-binding mediation in accordance with the rules of the American Arbitration Association before resorting to litigation. Any mediation or court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be held in the appropriate state or federal jurisdiction in the United States of America or, if such proceeding cannot be lawfully held in such location, as near thereto as applicable law permits.
     10.15 Fees and Costs. The prevailing party or parties in any mediation, court action, or other adjudicative proceeding arising out of or relating to this Agreement shall be reimbursed by the party or parties who do not prevail for their reasonable attorneys, accountants and experts fees and related expenses (including reasonable charges for in-house legal counsel and related personnel) and for the costs of such proceeding. In the event that two or more parties are deemed liable for a specific amount payable or reimbursable under this Section 10.14(a).
     10.16 Remedies for Breach of this Agreement.
          (a) General. Except as otherwise specifically provided in this Agreement, the remedies set forth in this Agreement are cumulative and shall not exclude any other remedies to which a Person may be lawfully entitled.
          (b) Specific Performance. Without limiting the rights and remedies otherwise available to the Company or any Member, each Member hereby: (i) acknowledges that the remedy at law for damages resulting from its default under Section 3, 6.11, 6.12 or 10.14 is inadequate; and (ii) consents to the institution of an action for specific performance of its obligations in the event of such a default.
          (c) Penalty Provisions. Each Member hereby acknowledges that certain provisions of this Agreement (including Section 3.4) provide for specified penalties in the event of a breach of this

Agreement by a Member. Each Member hereby agrees that the penalty provisions of this Agreement are fair and reasonable and, in light of the difficulty of determining actual damages, represent a prior agreement among the Members as to appropriate liquidated damages.
          (d) Exercise of Discretion by the Managing Members. In determining what action, if any, shall be taken against a Member in connection with such Member’s breach of this Agreement, the Managing Members shall seek to obtain the best result (as determined by the Managing Members in their sole and absolute discretion) for the Company and the other Members. Each Member hereby specifically agrees that, in the event such Member violates the terms of this Agreement, such Member shall not be entitled to claim that the Company or any of the other Members are precluded, on the basis of any fiduciary or other duty arising in respect of such Member’s status as such, from seeking any of the penalties or other remedies permitted under this Agreement or applicable law.
     10.17 Currency. The functional currency of the Company shall be United States dollars. All cash capital contributions shall be made in dollars and, to the extent reasonably practicable, the books, records, reports and accounts of the Company shall be stated in dollars. No Member shall be entitled to receive cash distributions from the Company other than in dollars. In the event that it is necessary or convenient for Company purposes to apply an exchange rate between different currencies, the exchange rate shall be determined by the Managing Members using such publicly available indices as they shall select in their reasonable discretion.
     10.18 Timing. All dates and times specified in this Agreement are of the essence and shall be strictly enforced. Except as otherwise specifically provided in this Agreement, all actions that occur after the Close of Business on a given day shall be deemed for purposes of this Agreement to have occurred at 9:00 a.m. on the following day. In the event that the last day for the exercise of any right or the discharge of any duty under this Agreement would otherwise be a day that is not a business day, the period for exercising such right or discharging such duty shall be extended until the Close of Business on the next succeeding business day.
     10.19 Status Under the Act. This Agreement is the “limited liability company agreement” of the Company within the meaning of Section 18-101(7) of the Act.
     10.20 Partnership for Tax Purposes Only. As set forth in Section 2.1, the Members hereby form the Company as a limited liability company under the Act. The Members expressly do not intend hereby to form a partnership except insofar as the Company may be treated as a partnership solely for tax purposes.
     10.21 Miscellaneous. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof; any actual waiver shall be contained in a writing signed by the party against whom enforcement of such waiver is sought. This Agreement shall not be construed for or against any party by reason of the authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties. Each Member hereby specifically consents to the selection of all other Members admitted to the Company pursuant to the terms of this Agreement.

     10.22 Press Release. The parties agree to jointly issue a press release announcing this Agreement on a date of LiveWorld’s choosing. The press release will be in the form as attached in Schedule C, unless otherwise mutually agreed by the parties.
[Remainder of this page intentionally left blank; signature page follows.]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANAGING MEMBERS:

LIVEWORLD, INC.

By:	/s/ Peter H. Friedman

Name:	Peter H. Friedman
Title:	CEO

J. WALTER THOMPSON U.S.A., INC.

By:

Name:
Title:

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANAGING MEMBERS:

LIVEWORLD, INC.

By:

Name:
Title:

J. WALTER THOMPSON U.S.A., INC.

By:	/s/ Thomas O. Neuman

Name:	Thomas O. Neuman
Title:	Assistant Treasurer

SCHEDULE A
MEMBER INFORMATION

Name and Contact Information	Allocation Percentage	Capital Commitment
MANAGING MEMBERS:
	50%	$250,000
LiveWorld, Inc. (“LiveWorld” or “Chairperson”) 170 Knowles Drive, Suite 211 Los Gatos, California 95032 Telephone: 408 871 5200 Facsimile: 408 871 5301 Attn.: Peter Friedman
	50%	$250,000
J. Walter Thompson U.S.A., Inc. (“WPP”) 125 Park Ave New York, New York Telephone: 212 632 2200 Facsimile: 212 632 2222 Attn.: Mary Ellen Howe

Schedule C; Press Release
For Immediate Release
WPP and LiveWorld Announce Joint Venture
For Online Community and Social Networking Marketing Services
New York City and Los Gatos, Calif., (July 13,2006): WPP (NASDAQ: WPPGY) a world leader in communications services, and LiveWorld, Inc. (OTC Pink Sheets: LVWD.PK), a world leader in online customer community marketing services, today announced the formation of a joint venture that will provide online community and social networking services to major brands worldwide through WPP’s global networks.
The joint venture, named Live World-WPP, will be equally owned by each company and is exclusively dedicated to collaborating with WPP agencies to offer, create, and deploy LiveWorld’s online community and social networking services as marketing venues for WPP’s clients on a global basis.
“Online communities and social networking are starting to offer significant opportunities to forward-thinking marketers,” said Mark Read, Strategy Director, WPP and CEO of wpp.com. “LiveWorld is a pioneer in its category and a proven leader with twenty years of experience in building online communities. They are an excellent choice for us to partner with to provide WPP clients with the most compelling and comprehensive community solutions available in the market.”
The two companies have collaborated on successful projects in the past, most recently on Dove’s groundbreaking “Campaign For Real Beauty” from WPP’s Ogilvy Interactive unit, which won Adweek’s 2005 Interactive Agency of the Year award.
“Major brands worldwide are embracing online community as the basic marketing construct of the new generation,” said Peter Friedman, Chairman and CEO, LiveWorld. “Combining the depth of LiveWorld’s online community experience and solutions with WPP’s scope, scale of services and expansive client portfolio brings a new level of marketing power to the leading brands of the world.”
About WPP
WPP (NASDAQ: WPPGY) is one of the world’s leading communications services groups, providing national, multinational and global clients with advertising; media investment management; information, insight & consultancy; public relations & public affairs; branding & identity, healthcare and specialist communications.
Our worldwide companies include JWT, Ogilvy & Mather Worldwide, Y&R, The Voluntarily United Group, Grey Worldwide, MindShare, MediaCom, Mediaedgexia, Millward Brown, Research International, KMR Group, OgilvyOne Worldwide, Wunderman, 141 Worldwide, Hill & Knowlton, Ogilvy Public Relations Worldwide, Burson-Marsteller, Cohn & Wolfe, CommonHealth, Sudler & Hennessey, Ogilvy Healthworld, Enterprise IG, Landor and Fitch among others.
Our companies provide communications services to clients worldwide including more than 330 of the Fortune Global 500; over one-half of the NASDAQ 100 and over 30 of the Fortune e-50. Collectively, WPP employs more than 92,000 people in 2,000 offices in 106 countries.
For further information, visit www.wpp.com.

About LiveWorld, Inc.
Live World (OTC Pink Sheets: LVWD.PK, www.liveworld.com) is the leading interactive agency specializing in online customer communities and social networking for Fortune 1000 companies. LiveWorld creates, operates, and manages custom customer communities based on its unique community applications and moderation platform. LiveWorld solutions enable companies to strengthen customer relationships, increase revenues, and reduce costs. With twenty years of experience and nearly $10 Million in revenue, LiveWorld is the trusted partner of leading brands worldwide. Client companies include America Online, A&E Television Networks, AOL UK, BEA Systems, eBay, The Campbell Soup Company, Discovery Communications, Dove, HBO, Intel, Intuit Inc., MINI Cooper USA, QVC, Tulane University and TV Guide. LiveWorld is headquartered in Los Gatos, California and deploys its services in over 30 country-language combinations.
Safe Harbor Statements Under The Private Securities Litigation Reform Act:
This press release may include forward-looking statements about WPP’s plans, objectives, projections and anticipated future economic performance based on assumptions and the like that are subject to risks and uncertainties. As such, actual results or outcomes may differ materially from those discussed in the forward-looking statements. Important factors that may cause actual results to differ include but are not limited to: the unanticipated loss of a material client or key personnel, delays or reductions in client advertising budgets, shifts in industry rates of compensation, government compliance costs or litigation, natural disasters or acts of terrorism, WPP’s exposure to changes in the values of other major currencies (because a substantial portion of its revenues are derived and costs incurred outside of the United Kingdom) and the overall level of economic activity in WPP’s major markets (which varies depending on, among other things, regional, national and international political and economic conditions and government regulations in the world’s advertising markets), as well as the risk factors identified and discussed in WPP’s filings with the Securities and Exchange Commission. In light of these and other uncertainties, the forward-looking statements included in this press release should not be regarded as a representation by WPP that its plans and objectives will be achieved.
This press release contains forward-looking information concerning Live World’s future expectations and prospects. These statements include those regarding Live World’s current or future relationships. Actual results may differ materially from those expressed in the forward looking statements made as a result of, among other things, the state of the economy, Live World’s ability to successfully deliver upon its contractual commitments, clients continuing their ongoing relationships with the Company, Live World’s ability to acquire new customers, changing accounting treatments, and other risks applicable to the Company. (See the Company’s Q3, 2002 10Q filing for a list that includes other possible risk factors.) Live World recently announced that it has resumed auditing its financials and expects to begin releasing audited results Q3 of 2006.
WPP Contacts
PR Contacts: Kevin McCormack, WPP Group USA, kmccormack@wpp.com, Tel: +1 (212) 632 2239 or Feona McEwan, WPP Group UK, fmcewan@wpp.com, Tel: +44 20 7318 0108
LiveWorld Contacts
PR Contact: Betty Taylor, bettyt@krause-taylor.com, Ph: 408-918-9080
IR Contact: Brinlea Johnson: The Blueshirt Group, for LiveWorld, 212 867-2593